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                                                                 EXHIBIT 23.3.1

                           The Aristotle Corporation
                                 27 Elm Street
                              New Haven, CT 06510

              Letter to Commission Pursuant To Temporary Note 3T


                                 May 15, 2002


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549-0408

Ladies and Gentlemen:

   Pursuant to Temporary Note 3T to Article 3 of Regulation S-X, The Aristotle Corporation has obtained a letter of representation from Arthur Andersen LLP ("Andersen") stating that the June 30, 2001 audit was subject to their quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, and that there was appropriate continuity of Andersen personnel working on the audit and availability of national office consultation. Availability of personnel at foreign affiliates of Andersen is not relevant to this audit.

Very truly yours,

The Aristotle Corporation

/s/ Paul M. McDonald

Paul M. McDonald
Chief Financial Officer